Exhibit 99.1

Tel-Instrument Electronics Corp Announces Receipt of New Financing and New Order for $1.3 Million

CARLSTADT, N.J.--(BUSINESS WIRE)--September 13, 2010--Tel Instrument Electronics Corp. (“Tel” or “Company”) announced today that it has concluded a deal to raise $2.5 million in financing with BCA Mezzanine Fund LLC, a Delaware company based in Providence, RI. The financing is in the form of a five year loan with an interest rate of 14%. During the first year payments are interest only. After the first year the Company will make monthly payments of approximately $69,000 until the note is paid in August 2015. The Loan Documents also contain customary representations, warranties, covenants and conditions including quarterly financial requirements, a lien on the Company's assets and the Lender's right to attend Board of Directors’ meetings. In the event of a default, as defined in the Loan Documents, and if the Company can't cure the default during the specified cure period, the Lender can foreclose on the Company's assets.

The Company also issued a five year Warrant to the Lender exercisable for 136,090 shares of the Company's common stock at $6.70 per share, the average closing price for the common stock over the three preceding days on the NYSE-Amex Exchange. In the event of major corporate events or the maturity of the five year loan, the Lender can require the Company to purchase the warrant and warrant shares at the higher of the then exchange market price of the shares or five times operating income. Any shares issued will be restricted under the Securities laws and the Lender will have limited right to require the Company to file a registration statement for the shares. The Lender also has certain sale rights in the event senior management sells its shares in the Company.

The proceeds of the Loan will be used to repay the current Bank Loan, vendors and the costs incurred in connection with the Loan, and the balance will be used for working capital.

Jeffrey C. O’Hara, Tel’s President, states that “this financing will allow the Company to fund its growth and provide the working capital necessary to expedite delivery of its current backlog of approximately $25 million. We are excited at the opportunity to work with BCA, and expect this to be a strong strategic relationship for the future.”

The Company also received a $1.3 million contract to supply 75 T-47N ramp test sets to the U.S. Army. This order is part of a five year IDIQ (indefinite-delivery/indefinite-quantity) contract from the U.S. Army for up to 235 T-47N test sets with a maximum contract value of approximately $4 million which was awarded in February 2010. The Company had previously delivered 35 test sets on this IDIQ contract. The Company expects to complete delivery of all units under this contract during the current fiscal year.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

The Company’s stock is traded in the American Stock Exchange under the symbol TIK.

CONTACT:
Tel Instrument Electronics Corp.
Mr. Joseph P. Macaluso, 201-933-1600